Exhibit 5.1
Writer’s Direct Dial: +44 207 614 2200
E-Mail: adunning@cgsh.com
October 10, 2006
Deutsche Bank Aktiengesellschaft
Taunusanlage 12
D-60325 Frankfurt am Main
Germany
     Ladies and Gentlemen:
     We have acted as special U.S. counsel to Deutsche Bank Aktiengesellschaft, a corporation organized under the laws of the Federal Republic of Germany (the “Bank”) and Deutsche Bank Capital Funding Trust VIII, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and Deutsche Bank Capital Funding LLC VIII, a limited liability company formed under the laws of the State of Delaware (the “Company” and together with the Bank and the Trust, the “Deutsche Bank Entities”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) unsecured senior debt securities of the Bank (the “Senior Debt Securities”), (ii) warrants of the Bank (the “Warrants”), (iii) purchase contracts of the Bank (the “Purchase Contracts”), (iv) units of the Bank (the “Units”), (v) trust preferred securities (the “Trust Preferred Securities”) of the Trust and company preferred securities (the “Company Preferred Securities”) of the Company and (vi) subordinated guarantees of the Bank (the “Subordinated Guarantees”) issued in connection with the issuance of the Trust Preferred Securities and Company Preferred Securities, (the foregoing securities, collectively, the “Securities”). The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

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     The Senior Debt Securities are to be issued under an indenture (the “Senior Indenture”) to be entered into between the Bank and Law Debenture Trust Company of New York, as trustee.
     The Warrants are to be issued from time to time under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into by the Bank and one or more institutions, as warrant agents (each, a “Warrant Agent”), each to be identified in the applicable Warrant Agreement.
     The Units are to be issued from time to time under one or more unit agreements (each, a “Unit Agreement”) to be entered into by the Bank, one or more institutions, as unit agents (each, a “Unit Agent”), each to be identified in the applicable Unit Agreement, and the holders from time to time of the Units.
     The Purchase Contracts are to be issued from time to time under one or more purchase contract agreement (each, a “Purchase Contract Agreement”) to be entered into by the Bank and one or more institutions, as purchase contract agent (each, a “Purchase Contract Agent”), each to be identified in the applicable Purchase Contract Agreement, on behalf of the holders from time to time of the Purchase Contracts.
     The Subordinated Guarantees are to be issued under a company preferred securities subordinated guarantee agreement and a trust preferred securities subordinated guarantee agreement (collectively, the “Subordinated Guarantee Agreements” and individually, a “Subordinated Guarantee Agreement”) to be entered into between the Bank and The Bank of New York, as guarantee trustee.
     The Trust Preferred Securities are to be issued pursuant to an amended and restated trust agreement (the “Amended & Restated Trust Agreement”) to be entered into among the Bank, the Company and the trustees named therein.
     The Company Preferred Securities are to be issued pursuant to an amended and restated LLC agreement (the “Amended & Restated LLC Agreement”) to be entered into between the Bank, the Trust and The Bank of New York, as manager trustee.
     In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the form of Senior Indenture, the form of Amended & Restated Trust Agreement including the form of Trust Preferred Security included therein, the form of Amended & Restated LLC Agreement including the forms of Company Preferred Securities included therein and the forms of Subordinated Guarantee Agreements. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of the Deutsche Bank Entities and such other instruments and other certificates of public officials, officers and representatives of the Deutsche Bank Entities and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

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     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
     1. The Senior Debt Securities will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Senior Indenture.
     2. The Warrants will be valid, binding and enforceable obligations of the Bank.
     3. The Purchase Contracts will be valid, binding and enforceable obligations of the Bank.
     4. The Units will be valid, binding and enforceable obligations of the Bank.
     5. Each of the Subordinated Guarantees will be a valid, binding and enforceable obligation of the Bank, entitled to the benefits of the relevant Subordinated Guarantee Agreement.
     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Bank, (a) we have assumed that the Bank and each other party to such agreement or obligation has satisfied or, prior to the issuance of the relevant Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Bank regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
     In rendering the opinions expressed above, we have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of the Securities will conform, where applicable, to the respective forms thereof that have been filed as exhibits to the Registration Statement and the terms of all Securities will conform in all material respects to the respective descriptions thereof in the Prospectus which is part of the Registration Statement (the “Prospectus”), (iv) the terms of all Securities will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Bank or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, (v) the Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) each Deutsche Bank Entity, as the case may be, will authorize the offering and issuance of the Securities and will authorize, execute and deliver the applicable Senior Indenture, Warrant Agreement, Purchase Contract Agreement, Unit Agreement, Subordinated Guarantee Agreement, Amended & Restated Trust Agreement, Amended &

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Restated LLC Agreement with any amendments or supplemental indentures thereto and any other document contemplated thereby or by the Registration Statement and will take any other appropriate additional corporate action and (vii) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned.
     We express no opinion as to the subject matter jurisdiction of any United States Federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist. We express no opinion with respect to the effectiveness of the submission to the jurisdiction of courts other than any state or Federal court sitting in New York.
     We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.
     The waiver of defenses contained in Section 4.04 of the Subordinated Guarantee Agreements may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute). We express no opinion with respect to the enforceability of Section 4.06 of the Subordinated Guarantee Agreements to the effect that the Guarantor is liable as a primary rather than a secondary obligor.
     We express no opinion as to the enforceability of Section 8.03 of each of the Subordinated Guarantee Agreements, and comparable provisions of the Senior Debt Securities or the Senior Indenture, relating to currency indemnity.

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     The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the use of our name in the Prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/Alan S. Dunning
Alan S. Dunning, a Partner